Exhibit 99.1

K12 Inc. Reports First Quarter 2009 Results

K12's Quarterly Revenue up 49% on Strong Enrollment Growth

HERNDON, Va.--(BUSINESS WIRE)--November 13, 2008--K12 Inc. (NYSE: LRN), a leading provider of proprietary, technology-based curriculum and education services created for online delivery to students in kindergarten through 12th grade, today announced its results for the first quarter of fiscal year 2009.

Revenues for the first quarter grew to $88.6 million, an increase of 49.3 percent over the first quarter in the prior year, primarily due to strong enrollment growth. EBITDA increased 64.9 percent to $13.6 million for the first quarter of fiscal year 2009 (FY 2009) over the same quarter in the prior year. Net income for the quarter was $5.9 million as compared to net income on a pro forma basis of $3.1 million in the same period in the prior year. Operating income improved to $9.2 million, an increase of 52.7 percent compared with the first quarter of fiscal year 2008 (FY 2008). Ron Packard, Chief Executive Officer of K12 Inc. stated, “Clearly, we are pleased with 49 percent revenue growth. The strong growth in enrollments is indicative of the robust demand for K12’s high quality educational offering.”

“Since our first quarter is generally predictive of our full year results, this quarter provides us with momentum for the remainder of the fiscal year,” said John Baule, Chief Operating Officer and Chief Financial Officer of K12 Inc.

For the three months ended September 30, 2008 (First Quarter Fiscal Year 2009)

  Revenues for the first quarter were $88.6 million, an increase of $29.2 million or 49.3 percent, as compared to revenues of $59.4 million for the first quarter of FY 2008. Average enrollments for the first quarter were 56,233, an increase of 42.4 percent over the first quarter of FY 2008.
  Operating income for the first quarter was $9.2 million, an increase of $3.2 million or 52.7 percent, as compared to operating income of $6.0 million for the first quarter of FY 2008. Operating margins increased to 10.4 percent of revenue, representing a gross increase of 0.3 percentage points, as compared to 10.1 percent for the first quarter of FY 2008.
  Income tax expense for the first quarter was $3.8 million, representing an effective tax rate of 40.8%. Income tax benefit for the first quarter of FY 2008 was $7.1 million, due to the $9.7 million reversal of the valuation allowance on net deferred tax assets. Had that reversal not occurred, the Company would have recorded an income tax expense of $2.6 million.
  Net income for the first quarter was $5.9 million as compared to net income of $12.8 million for the first quarter of FY 2008. Net income for the first quarter of FY 2008, excluding the $9.7 million tax benefit, would have been $3.1 million.
  Diluted net income per share for the first quarter was $0.20. On a pro forma basis, excluding the income tax benefit of $9.7 million, diluted net income per share for the first quarter of FY 2008 would have been $0.14.
  EBITDA for the first quarter was $13.6 million, an increase of $5.3 million or 64.9 percent, as compared to EBITDA of $8.3 million for the first quarter of FY 2008. EBITDA as a percentage of revenue improved to 15.4 percent, representing a gross increase of 1.5 percentage points, as compared to 13.9 percent for the first quarter of FY 2008.
  Capital expenditures for the first quarter were $6.0 million, including $3.6 million for investments in capitalized curriculum and $2.4 million in property and equipment. In addition, the Company financed purchases of $12.5 million of computers and software, primarily for use by students, through capital leases.
  As of September 30, 2008, the Company had cash and cash equivalents of $49.0 million and net operating loss carryforwards of $67.7 million.

FY 2009 Outlook

For full fiscal year 2009, the Company is forecasting revenues of approximately $310 million to $320 million and operating income of approximately $19 million to $22 million, depending upon fourth quarter investment levels. The Company traditionally invests significant amounts in the fourth quarter to generate subsequent year enrollments.

In addition, the company is forecasting for fiscal year 2009:

  Depreciation and amortization of approximately $19 million to $20 million
  Non-cash stock compensation expense of approximately $2.7 million to 3.0 million
  Interest expense, net of interest income of approximately $0.4 million to $0.7 million
  Estimated tax rate of approximately 43% to 44%
  Fully diluted shares outstanding of approximately 30 million to 31 million
  Capital expenditures of approximately $38 million to $42 million, including purchases of student computers

Forward Statements

This press release contains forward-looking statements within the meaning of federal securities regulations. These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” “continue” and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to: the reduction of per pupil funding amounts at the schools we serve; reputation harm resulting from poor performance or misconduct of other virtual school operators; challenges from virtual public school opponents; failure of the schools we serve to comply with regulations resulting in a loss of funding; discrepancies in interpretation of legislation by regulatory agencies that may lead to payment or funding disputes; termination of our contracts with schools due to a loss of authorizing charter; failure to renew existing contracts with schools; increased competition; and other risks and uncertainties associated with our business described in the Company’s filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All information in this release is as of November 13, 2008, and the Company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

Conference Call

The Company will discuss the first quarter 2009 financial results and its outlook for fiscal year 2009 during a conference call scheduled for November 14, 2008 at 8:30 a.m. eastern time (ET).

The conference call will be webcast and available on the K12 web site at www.K12.com through the investor relations link. Please access the web site at least 15 minutes prior to the start of the call to register and download and install any necessary software.

To participate in the live call, investors should dial 866-700-6979 (domestic) or 617-213-8836 (international) at 8:20 a.m. (ET). The participant passcode is 31579164.

A replay of the call will be available starting on November 14, 2008, through November 21, 2008, at 888-286-8010 (domestic) or 617-801-6888 (international), passcode 80681551. It will also be archived at www.k12.com in the investor relations section for 60 days.

K12 INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	September 30,	June 30,
	2008	2008

ASSETS
Current assets
Cash and cash equivalents	$49,023	$71,682
Accounts receivable, net of allowance of $1,529 and $1,458 at September 30, 2008 and June 30, 2008, respectively	88,969	30,630
Inventories, net	14,000	20,672
Current portion of deferred tax asset	8,575	8,344
Prepaid expenses and other current assets	2,820	3,648

Total current assets	163,387	134,976
Property and equipment, net	35,949	24,536
Capitalized curriculum development costs, net	23,943	21,366
Deferred tax asset, net of current portion	11,037	12,749
Goodwill	1,825	1,754
Other assets, net	6,388	1,943

Total assets	$242,529	$197,324

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$14,021	$14,388
Accrued liabilities	7,955	4,684
Accrued compensation and benefits	5,653	10,049
Deferred revenue	24,938	3,114
Current portion of capital lease obligations	10,014	6,107
Current portion of notes payable	326	413

Total current liabilities	62,907	38,755
Deferred rent, net of current portion	1,644	1,640
Capital lease obligations, net of current portion	13,522	6,445
Notes payable, net of current portion	112	196

Total liabilities	78,185	47,036

Commitments and contingencies
Stockholders’ equity

Common stock, par value $0.0001; 100,000,000 shares authorized; 28,697,673 and 27,944,826 shares issued and outstanding at September 30, 2008 and June 30, 2008, respectively	3	3
Additional paid-in capital	331,763	323,621
Accumulated deficit	(167,422)	(173,336)

Total stockholders’ equity	164,344	150,288

Total liabilities and stockholders’ equity	$242,529	$197,324

K12 INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

	Three Months Ended September 30,
	2008	2007

Revenues	$88,625	$59,353

Cost and expenses
Instructional costs and services	54,421	34,778
Selling, administrative, and other operating expenses	22,835	16,039
Product development expenses	2,195	2,527

Total costs and expenses	79,451	53,344

Income from operations	9,174	6,009
Interest income (expense), net	107	(304)

Income before income tax expense and minority interest	9,281	5,705
Income tax (expense) benefit	(3,786)	7,117
Income before minority interest	5,495	12,822
Minority interest in loss of consolidated subsidiaries, net of tax	419	—

Net income	5,914	12,822
Dividends on preferred stock	—	(1,671)
Preferred stock accretion	—	(6,560)

Net income attributable to common stockholders	$5,914	$4,591

Net income attributable to common stockholders per share:
Basic	$0.21	$2.25

Diluted	$0.20	$0.20

Weighted average shares used in computing per share amounts:
Basic	28,487,440	2,043,589

Diluted	29,499,102	22,744,525

Non-GAAP Financial Measures

EBITDA

EBITDA consists of net income minus interest income, minus income tax benefit, minus minority interest benefit, plus interest expense, plus income tax expense, plus minority interest expense and plus depreciation and amortization. Interest income consists primarily of interest earned on short-term investments or cash deposits. Interest expense consists primarily of interest expense for capital leases, long-term and short-term borrowings. We use EBITDA as a measure of operating performance. However, EBITDA is not a recognized measurement under U.S. generally accepted accounting principles, or GAAP, and when analyzing our operating performance, investors should use EBITDA in addition to, and not as an alternative for, net income as determined in accordance with GAAP. Because not all companies use identical calculations, our presentation of EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, EBITDA is not intended to be a measure of free cash flow for our management’s discretionary use, as it does not consider certain cash requirements such as tax payments.

We believe EBITDA is useful to an investor in evaluating our operating performance because it is widely used to measure a company’s operating performance without regard to items such as depreciation and amortization, which can vary depending upon accounting methods and the book value of assets, and to present a meaningful measure of corporate performance exclusive of our capital structure and the method by which assets were acquired. Our management uses EBITDA as a measurement of operating performance, because it assists us in comparing our performance on a consistent basis, as it removes depreciation, amortization, interest and taxes. We also use EBITDA in presentations to the members of our board of directors to enable our board to have the same measurement basis of operating performance as is used by management to compare our current operating results with corresponding prior periods and with the results of other companies in our industry.

The following table provides a reconciliation of net income to EBITDA:
(in thousands)

	Three Months Ended
	September 30,
	2008	2007
Net income	$5,914	$12,822
Interest (income) expense, net	(107)	304
Income tax expense (benefit), net	3,786	(7,117)
Minority interest	(419)	-
Depreciation and amortization	4,446	2,252
EBITDA	$13,620	$8,261

Pro Forma Net Income per Share

On December 18, 2007, the Company completed an initial public offering in which it sold 4,450,000 shares of common stock. Concurrently with the completion of the offering was the automatic conversion of outstanding preferred shares into 19,879,675 common shares. Also concurrent with the IPO, the Company paid dividends of $6.4 million on its Series C preferred stock. The Company has provided pro forma net income per basic and diluted share for the three months ended September 30, 2007 in this release, in addition to providing financial results in accordance with GAAP. The pro forma net income per basic and diluted share reflects the following for all periods presented: (i) weighted average effect of the IPO shares, (ii) elimination of preferred stock dividends, (iii) elimination of preferred stock accretion, (iv) conversion of the preferred shares to common shares as of the beginning of the period, and (v) elimination of the income tax benefit from the reversal of the deferred tax asset valuation allowance. The Company believes pro forma income per basic and diluted share provides useful information to investors by reflecting income per share on a more representative basis with future operations.

The following table provides a reconciliation of pro forma net income per share to the Company’s actual results under GAAP for the three months ended September 30, 2008 and 2007 as follows:

(in thousands, except share and per share data)

	September 30, 2008			September 30, 2007
	As Reported	Adjustments	Pro forma	As Reported	Adjustments	Pro forma
Income before income taxes	$9,281	$—	$9,281	$5,705	$—	$5,705
Income tax (expense) benefit, net	(3,786)	—	(3,786)	7,117	(9,695)	(2,578)
Minority Interest	419	—	419	—		—

Net income	5,914		5,914	12,822		3,127
Less preferred stock dividends	—		—	1,671	(1,671)	—
Less preferred stock accretion	—		—	6,560	(6,560)	—

Net income available to common stockholders	$5,914	$—	$5,914	$4,591	$(1,464)	$3,127

Net income per common share:
Basic	$0.21		$0.21	$2.25		$0.14
Diluted	$0.20		$0.20	$0.20		$0.14
Weighted average common shares outstanding:
Basic	28,487,440		28,487,440	2,043,586	19,879,655	21,923,241
Diluted	29,499,102		29,499,102	22,744,522		22,744,522

About K12

K12 Inc. (NYSE: LRN), a technology-based education company, is the nation’s leading provider of proprietary curriculum and online education programs to students in grades K-12. K12 provides its curriculum and academic services to online schools, traditional classrooms, blended school programs, and directly to families. Over 50,000 students in 21 states are enrolled in online public schools using the K12 program. K12 Inc. also operates the K12 International Academy, an accredited, diploma-granting online private school serving students worldwide.

K12’s mission is to provide any child the curriculum and tools to maximize success in life, regardless of geographic, financial, or demographic circumstances. K12 Inc. is accredited through the Commission on International and Trans-Regional Accreditation (CITA). It is the largest national K-12 online school provider to be recognized by CITA. More information can be found at www.K12.com.

K12® is a registered trademark and the K12 logo, xPotential and Unleash the xPotential are trademarks of K12 Inc.

CONTACT:
K12 Inc.
Investor Contact:
Keith Haas
VP, Financial Planning & Analysis and Investor Relations
703-483-7077
khaas@k12.com
or
Press Contact:
Jeff Kwitowski
VP, Public Relations
703-483-7281
jkwitowski@k12.com